Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Stock Option and Grant Plan and the 2007 Stock Option and Incentive Plan of our report dated April 3, 2007, except for Note 15, as to which the date is June 14, 2007, with respect to the consolidated financial statements of BladeLogic, Inc., which are included in its Registration Statement on Form S-1 (File No. 333-141915) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 20, 2007